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                                                                  EXHIBIT #10.16
                           HARMONIC LIGHTWAVES, INC.

                          LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of September 13, 1996, by and between Harmonic Lightwaves, Inc. (the "Borrower") whose address is 549 Baltic Way, Sunnyvale, CA 94089, and Silicon Valley Bank (the "Lender") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Promissory Note, dated August 26, 1993, in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00) (the "Note"). The Note has been modified pursuant to Loan Modification Agreements dated May 15, 1994, August 15, 1994, October 5, 1994 and September 14, 1995, pursuant to which, among other things, the principal amount of the Note was increased to Five Million and 00/100 Dollars ($5,000,000.00). The Note, together with other promissory notes from Borrower to Lender, is governed by the terms of a Business Loan Agreement, dated August 26, 1993, between Borrower and Lender, as such agreement may be amended from time to time (the "Loan Agreement"). Defined terms used but not otherwise defined herein, shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL In connection with the repayment of the Indebtedness, Borrower has agreed not to further encumber or Pledge any of its assets pursuant to a Negative Pledge Agreement, being executed concurrently herewith.

Hereinafter, the above-described security documents, together with all other documents securing payment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.       Modification(s) to Note

              1. Payable in one payment of all outstanding principal plus all accrued unpaid interest on September 12, 1997 (the "Maturity Date"). In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date beginning October 12, 1996, and all subsequent interest payments are due on the same day of each month thereafter.

              2. The principal amount of the Note is hereby increased to Ten Million and 00/100 Dollars ($10,000,000.00).

              3. The interest rate to be applied to the unpaid principal balance of the Note shall be at a rate equal to Lender's Index (as described in the Note) or a LIBOR Interest Rate equal to 2.000 percentage points in excess of the LIBOR Base Rate as described in the LIBOR Supplement to Loan Modification Agreement, attached hereto.

              4. The requirement for Borrower to maintain a zero balance under the Note is hereby deleted in its entirety.
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     B.       Modification(s) to Loan Agreement.

              1. The following paragraphs are hereby incorporated into the Loan Agreement:

                      Accounts Receivable and Accounts Payable. At such time as outstandings under the line of credit facility exceed Five Million and 00/100 Dollars ($5,000,000.00), Borrower shall provide to Lender, not later than twenty (20) days after the end of each month with a Borrowing Base Certificate and aged lists of accounts receivable and accounts payable. Semi-annual accounts receivable audits to be performed by Lender's agent. Borrower's deposit account will be debited for the audit expense and a notification will be mailed to Borrower.

                      Borrowing Base Formula. At such time as outstandings under the line of credit facility exceed Five Million and 00/100 Dollars ($5,000,000.00), funds shall be advanced under the line of credit facility according to a borrowing base formula, as determined by Lender on a monthly basis, defined as follows: the lesser of (a) $10,000,000.00 minus the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus the Foreign Exchange Reserve (as defined herein) or (b) the sum of (i) eighty percent (80%) of eligible domestic accounts receivable plus (ii) eighty percent (80%) of pre-approved foreign accounts receivable plus (iii) one hundred percent (100%) of accounts receivable backed by letters of credit, provided such letters of credit are issued by a bank acceptable to Lender and in form and substance acceptable to Lender, minus (iv) the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (v) the Foreign Exchange Reserve. Eligible domestic accounts receivable shall include, but not be limited to, those accounts outstanding less than 90 days from the date of invoice, excluding foreign, government, contra, and intercompany accounts; and exclude accounts wherein 50% or more of the account is outstanding more than 90 days from the date of invoice. Foreign accounts may be eligible if approved by Lender on a case-by-case basis. Any account which alone exceeds 25% of total accounts will be ineligible to the extent said account exceeds 25% of total accounts. Also exclude any credit balances which are aged past 90 days. Also ineligible are any accounts which Lender in its sole judgment excludes for valid credit reasons.

                      Foreign Exchange Sublimit. Subject to the terms of this Agreement, as amended from time to time, Borrower may utilize up to $2,000,000.00 for spot and future foreign exchange contracts (the "Exchange Contracts"). Borrower shall not request an Exchange Contract at any time it is not in compliance with any of the terms of this Agreement. All Exchange Contracts must provide for delivery of settlement on or before the Maturity Date. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, the Borrower may request that Lender debit Borrower's bank account with Lender for such amount, provided Borrower has immediately available funds in such amounts in its bank account.





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                      Lender may, in its discretion, terminate the Exchange
                      Contracts at any time (a) that an Event of Default occurs or (b) that there is not sufficient availability under the Note and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Lender terminates the Exchange Contracts, and without limitation of the FX Indemnity Provisions (as referred to below), Borrower agrees to reimburse Lender for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                      Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $2,000,000.00 nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed $2,000,000.00.

                      Borrower shall execute all standard form applications and agreements of Lender in connection with the Exchange Contracts, and without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Lender in connection with the Exchange Contracts.

                      Without limiting any of the other terms of this Agreement or any such standard form applications and agreement of Lender, Borrower agrees to indemnify Lender and hold it harmless, from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Lender's choice), of every nature and description which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby (collectively referred to as the "FX Indemnity Provisions").

              2. The paragraph entitled "Letter of Credit Sublimit" is hereby amended, in its entirety, to read as follows:

                      Letters of Credit. Subject to the terms and conditions of this Agreement, Lender agrees to issue or cause to be issued letters of credit for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of the $10,000,000.00 or the Borrowing Base Formula minus
                      (ii) the then outstanding principal balance of the Note provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Ten Million Dollars ($10,000,000.00). Each such letter of credit shall have an expiry date no later than one hundred eighty (180) days after the Maturity Date of the Note. provided that Borrower's letter of credit reimbursement obligation shall be secured by cash on terms acceptable to Lender at any time after the Maturity Date if the term of the Agreement is not extended by Lender. All such letters of credit shall be, in form and substance, acceptable to Lender in its sole discretion and shall be subject to the terms and conditions of Lender's form of application and letter of credit agreement.

                      Borrower shall indemnify, defend, protect and hold Lender harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any letters of credit.





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                      Letter of credit Reimbursement: Reserve.  Borrower may
                      request that Lender issue a letter of credit payable in a currency other than United States Dollars. If a demand for payment is made under any such letter of credit, Lender shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                      Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Lender shall create a reserve (the "Letter of Credit Reserve") under the Committed Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Lender from time to time to account for fluctuations in the exchange rate. The availability of funds under the Note shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

              3. The paragraph entitled "Financial Covenants" is hereby amended to read in its entirety as follows:

                      Borrower shall maintain on a quarterly basis, a minimum quick ratio of 2.00 to 1.0; a minimum tangible net worth of $35,000,000.00, plus seventy five percent (75%) of quarterly profits after taxes (exclusive of losses), beginning as of October 1, 1996, plus one hundred percent (100%) of net new equity; and a maximum total debt minus subordinated debt to tangible net worth plus subordinated debt ratio of 1.00 to 1.00. Additionally, Borrower shall achieve profitability on a quarterly basis with allowance for one quarterly loss, provided such loss does not exceed $500,000.00.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEES. Borrower shall pay to Lender a fee in the amount of Fifteen Thousand and 00/100 Dollars ($15,000.00) (the "Loan Fee") plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this Paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.





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     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                        LENDER:

HARMONIC LIGHTWAVES, INC.                        SILICON VALLEY BANK

By:  /s/Robin N. Dickson                         By:    /s/Peter A. Kidder
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Name:   Robin N. Dickson                         Name:     Peter A. Kidder
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Title:  Chief Financial Officer                  Title:    Vice President
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